CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE ROIVANT SCIENCES LTD. (THE “COMPANY”) HAS DETERMINED THAT THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.
ROIVANT SCIENCES, INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (this “Agreement”) is entered into by and between Frank Torti (the “Executive”) and Roivant Sciences, Inc. (the “Company”) and is effective as of July 28, 2025 (the “Effective Date”). This Agreement hereby amends and restates, as of the Effective Date, Executive’s prior employment agreement with the Company dated July 20, 2018, as amended and restated as of August 20, 2020 (the “Prior Agreement”), and supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements, including the Prior Agreement, between the Executive and the Company or any predecessor thereof.
RECITALS
A.    The Company desires the continued association and services of the Executive and his skills, abilities, background and knowledge, and is willing to continue to engage the Executive’s services on the terms and conditions set forth in this Agreement.
B.    The Executive desires to continue to be in the employ of the Company, and is willing to accept such continued employment on the terms and conditions set forth in this Agreement.
AGREEMENT
In consideration of the foregoing, the parties agree as follows:
1.CONTINUED EMPLOYMENT BY THE COMPANY.
1.1Position; Duties. Subject to the terms and conditions of this Agreement, the Executive shall hold the position of President and Vant Chair, reporting to, and subject to the direction of, the Company’s chief executive officer (“CEO”). In this position, the Executive will have the duties and authorities normally associated with an executive in this position. The Executive shall continue to devote the Executive’s full business time to the performance of the Executive’s duties under this Agreement; provided, however, that the Executive may devote reasonable periods of time to serving on the board of directors of other corporations subject to the prior approval of the Board of Directors of Roivant Sciences Ltd. (the “Parent Board”), and engaging in charitable or community service activities, so long as none of the foregoing additional activities interfere with the Executive’s duties under this Agreement.
1.2Service to Affiliates. It is understood and agreed that the Executive’s duties may include providing services to or for the benefit of the Company’s affiliates, including, but not limited to, Roivant Sciences Ltd. (the “Parent”), provided that the Executive agrees that, unless otherwise directed by the Company, the Parent or

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE ROIVANT SCIENCES LTD. (THE “COMPANY”) HAS DETERMINED THAT THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

their respective affiliates, the Executive will not knowingly provide any services from within the United States for the Parent or any affiliate of the Parent that is organized in a jurisdiction outside the United States, and provided further that the Executive’s breach of this provision shall not constitute a material breach of this Agreement or otherwise cause the Executive to incur any liability to the Parent. The Executive will not become an employee of the Parent, and the Executive’s activities in respect of services to the Parent shall be strictly ministerial and shall not involve conducting any of the Parent’s business activities from within the United States, including day-to-day management or other operational activities of the Parent.
1.3Location of Employment. Executive will work regularly from the Company’s office in [***]. It is understood that frequent travel may be required as part of the Executive’s position, and shall not constitute Good Reason (as defined below).
1.4Policies and Procedures. The employment relationship between the parties shall be governed by this Agreement and by the written policies and practices established by the Company. its board of directors (the “Board”) and/or the Parent Board and disclosed to the Executive. In the event that the terms of this Agreement differ from or are in conflict with such policies or practices, this Agreement shall govern and control.
1.5Exclusive Employment; Agreement Not To Compete. Subject to Section 1.1 and 1.2 above, except with the prior written consent of the Board and/or the Parent Board, the Executive will not during his employment with the Company undertake or engage in any other employment, occupation or business enterprise. During the Executive’s employment with the Company, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company. Ownership by the Executive in the following investments shall not violate this Section 1.5: interests in professionally managed funds over which the Executive does not have control or discretion in investment decisions; an investment of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market; [***]; and any other investments expressly authorized in writing by the Chief Executive Officer of the Company.
1.6Start Date. The Executive’s employment with the Company originally commenced on August 27, 2018 (the “Start Date”).
2.AT-WILL EMPLOYMENT.
The Executive’s employment relationship with the Company is, and shall at all times remain, at-will. This means that either the Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without Cause (as defined below) or advance notice; provided, however, that the Executive must provide at least three (3) months’ advance written notice of the Executive’s intention to resign from employment (except for a resignation for Good

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Reason, in which case such procedure shall be governed by the terms set forth in the definition of Good Reason), and the Company shall provide the Executive written notice in the event of a termination of the Executive’s employment by the Company without Cause.
3.COMPENSATION AND BENEFITS.
3.1Salary. The Company shall pay the Executive a base salary at the annualized rate of USD $725,000 (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Base Salary is subject to annual review by, and is subject to adjustment at the discretion of, the Parent Board (or the compensation committee of the Parent Board (the “Committee”)).
3.2Annual Performance Bonus. Each fiscal year, the Executive will be eligible to earn an annual discretionary cash bonus (the “Annual Performance Bonus”) with a target bonus opportunity equal to 100% of the Executive’s Base Salary (the “Target Annual Bonus”), based on the Committee’s assessment of the Executive’s individual performance and overall Company performance, in each case as determined in the sole discretion of the Committee. In order to earn and receive the Annual Performance Bonus, the Executive must remain employed by the Company through and including the date on which the Annual Performance Bonus is paid. The Annual Performance Bonus, if any, will be paid no later than thirty (30) days following the end of the Company’s fiscal year (March 31st) or by April 30th. The Annual Performance Bonus payable, if any, shall be prorated for the initial year of employment (on the basis of a 365-day year) or prorated if the Company’s review or assessment of the Executive’s performance covers a period that is less than a full fiscal year. The determination of whether the Executive has earned an Annual Performance Bonus and the amount thereof shall be determined by the Committee in its sole discretion. The Committee reserves the right to modify the Annual Performance Bonus criteria from year to year.
3.3Cash Award. Executive will be entitled to receive a one-time cash bonus award in the aggregate amount of $7.5 million (the “Cash Award”), payable within 30 days of the Effective Date. [***].
3.4RSL Equity Incentive. Promptly on or following the Effective Date, Executive will be eligible to receive certain one-time grants of equity awards under the Roivant Sciences Ltd. 2021 Equity Incentive Plan (“RSL Equity Plan”), as set forth below:
(a)The Executive will be eligible to receive a grant of 1,836,547 restricted stock units (“RSUs”) with respect to shares of common stock of Parent under the RSL Equity Plan. The RSUs will vest over a five-year period, with 20% of the RSUs vesting on March 31, 2026 and the remaining RSUs vesting in a series of sixteen (16) successive substantially equal quarterly installments thereafter, subject to the Executive’s continuous service through the applicable vesting date. If the Executive’s service is involuntarily terminated without Cause within 30 days prior to or twelve (12)

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months following the date of the consummation of a Change in Control (as defined below), all such RSUs will become fully vested.
(b)The Executive will be eligible to receive a grant of 11,900,000 performance-based restricted stock units (“PSUs”), to be issued subject to the terms as set forth on the Form of PSU Award agreement attached hereto as Exhibit A, with any changes that the Company reasonably determines are necessary to comply with applicable law (the Form PSU Award Agreement”).
(c)The Executive will be eligible to receive additional discretionary periodic or annual equity incentive grants of the Parent in amounts and on terms and conditions determined by the Board and/or the Committee in its sole discretion. Any and all such annual equity incentive grants will be subject to the terms and conditions of the RSL Equity Plan and applicable grant notice and award agreement, including vesting conditions.
3.5Vant Chair Equity Incentive Grants and Other Vant Payments. In addition to the RSL equity incentive grants described above, the Executive will receive either restricted stock, options, or restricted stock unit grants in each Vant at which he serves on the Vant’s board of directors, in each case subject to the approval of the board of directors of the applicable Vant (the “Vant Chair Grants”), in accordance with the terms set forth below:
(a) To the extent not granted prior to the Effective Date and except as provided in Section 3.5(b) below, the Executive shall receive a Vant Chair Grant in the amount of [***] fully diluted and issued outstanding shares of such Vant where he serves on the board of directors of such Vant, including for Vants formed after the Effective Date (“Future Vants”), with the form of award (as between restricted stock, options, and restricted stock units) to be elected by the Executive upon consultation with the Company provided that such election would not cause any adverse tax consequences to the Company. [***]. The Executive shall receive any such Vant Chair Grants for Future Vants if, and as soon as practicable after, the Executive begins serving on the board of directors of such Future Vant.
(b)For Vants that are publicly traded, the Vant Chair Grant will be made in an amount and form determined by the board of directors of the applicable Vant in its discretion pursuant to the standard board of directors compensation policies and practices adopted by such Vant. [***].
(c)The terms and conditions, including vesting and expiration, of each Vant Chair Grant for Vants that are non-public companies as described in Section 3.5(a), will in all cases be established by the board of directors of the Vant to which the grant relates and the Equity Incentive Plan of such Vant and corresponding grant agreements. For the avoidance of doubt, the terms and conditions, including vesting provisions, of each Vant Chair Grant may differ, but are generally expected to be similar to those of the RSL Equity Plan.
(d)The final determination of which Vant boards the Executive is expected to join will be made by the Company, and the Executive will only

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be eligible to receive Vant Chair Grants for a Vant if the Executive serves on the board of directors of such Vant.
(e)Subject to the Executive’s continued employment with the Company, the Executive shall continue to receive Vant Chair Grants for private Vants if the Executive serves on the board of directors of such private Vants, such that the Executive’s ownership in each such Vant (including any unvested or unexercised options) will remain at approximately [***] of the Fully-Diluted shares outstanding up until immediately prior to the earlier of (i) an initial public offering of such Vant’s shares or (ii) a material equity financing by a party other than the Company or the Parent (resulting in the appointment of independent or external investor directors) (such grants, “Anti-Dilution Grants”). The Anti-Dilution Grants will be in the form of restricted stock, restricted stock units, or options with an exercise price per share that is no less than the fair market value of a common share of such Vant on the date of grant of the applicable Anti-Dilution Grant, and will be subject to the terms and conditions established by the board of directors of the Vant to which the option grant relates and the relevant Equity Incentive Plan of the applicable Vant, as documented in the relevant plan documents and grant agreements. [***]. Notwithstanding anything to the contrary herein, solely [***], for a period of [***] from the Effective Date, any “Anti-Dilution Grants” relating to such Vant shall continue to be made (subject to the existing terms of such Anti-Dilution Grants) in the [***] shares of such Vant, rather than of [***] of the fully diluted and issued outstanding shares of such Vant. [***].
(f)Anti-Dilution Grants shall be granted as needed, with the timing of such grants subject to the discretion of the board of directors of the applicable Vant, it being understood that the applicable Vant shall, at a minimum, endeavor to grant the Anti-Dilution Grants on a quarterly basis. In the event of (i) a change in control (as such term is defined in the applicable equity plan and/or award document of Parent or the applicable Vant) of an applicable Vant or Parent or (ii) the Executive’s termination of employment from the Company, any Anti-Dilution Grants not yet granted as of such date shall be granted prior to such change in control or termination of employment, as applicable. [***].
(g)Notwithstanding anything to the contrary herein, in connection with the Executive’s service as a director and/or executive chairman of Immunovant (Nasdaq: IMVT), the Executive shall be eligible to receive such cash retainers, equity awards and other board compensation as may be approved from time to time by the board of directors (or the Committee, as applicable) of Immunovant in accordance with the applicable director compensation policy of Immunovant.
(h)[***].
(i)[***].
3.6Benefits and Insurance. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company executives. The Company reserves the right in its sole discretion to modify, add or eliminate benefits at any time. All benefits shall be subject to the terms and conditions of the applicable plan documents, which may

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be amended or terminated at any time. The Executive shall be entitled to vacation each year, in addition to sick leave and observed holidays in accordance with the policies and practices of the Company. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company.
3.7Expense Reimbursements. The Company will reimburse the Executive for all reasonable business expenses that the Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies. Reimbursement will be made as soon as practicable following receipt from the Executive of reasonable documentation supporting said expenses.
3.8Tax Planning and Return Preparation Services. The Company will reimburse the Executive for his expenses incurred in obtaining annual professional tax planning and return preparation services by a national or other accounting firm acceptable to Executive, not to exceed [***], provided that such reimbursement shall include additional payment so that, after all applicable federal, state, local and employment taxes are withheld on the reimbursement and the additional payment, the Executive retains the full amount of the reimbursement on an after-tax basis. Reimbursement will be made as soon as practicable following receipt from the Executive of reasonable documentation supporting said expenses.
4.PROPRIETARY INFORMATION OBLIGATIONS. AS A CONDITION OF EMPLOYMENT, THE EXECUTIVE AGREES TO EXECUTE AND ABIDE BY THE COMPANY’S EMPLOYEE NON-DISCLOSURE, INVENTIONS ASSIGNMENT AND RESTRICTIVE COVENANT AGREEMENT (“NDA”).
5.TERMINATION OF EMPLOYMENT.
5.1Termination Without Cause, for Good Reason, Death or Disability of the Executive. If the Executive’s employment with the Company is terminated without Cause (as defined below), if the Executive resigns his employment for Good Reason (as defined below) or if the Executive’s employment terminates due to his death, then the Company shall pay the Executive (or, in the case of Executive’s death, Executive’s estate) any earned but unpaid Base Salary and unused vacation accrued (if applicable) through the date of termination, at the rates then in effect, less standard deductions and withholdings (the “Accrued Amounts”). In addition, if the Executive’s employment with the Company is terminated without Cause, or if the Executive resigns his employment for Good Reason, and if, in each case, the Executive furnishes to the Company an executed Release that is non-revocable prior to the Release Date (as defined below), and the Executive allows the Release to become effective in accordance with its terms, then the Executive shall be entitled to receive severance in an aggregate amount equal to one times (1x) the sum of the Executive’s then current Base Salary and Target Annual Bonus (disregarding any reduction in Base Salary or Target Annual Bonus that constitutes Good Reason), payable in equal installments over the one-year period following the date of the Executive’s termination in accordance with customary payroll practices, which payments shall commence within ten (10) days following the Release Date and will be subject to required withholding; provided that any amounts that would have otherwise been paid during the period between the Executive’s termination date and the Release Date will be included in the first payment.

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5.2Other Termination. If the Executive resigns his employment at any time without Good Reason or the Executive’s employment is terminated by the Company at any time for Cause or due to Disability (as defined below), the Company shall pay the Executive the Accrued Amounts. The Company shall thereafter have no further obligations to the Executive, except as may otherwise be required by law or the written terms of the benefit plans and equity award agreements to which the Executive is a party or participant. The Company may not terminate the Executive for Cause unless and until the Company has provided written notice to the Executive outlining each reason alleged to constitute Cause.
5.3Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)“Cause” shall mean the occurrence of any of the following, the Executive’s: conviction of, or plea of no contest to, any felony or any crime involving moral turpitude or dishonesty, participation in a fraud against the Company, willful and material breach of the Executive’s duties and obligations under this Agreement or any other agreement between the Executive and the Company or its affiliates that has not been cured (if curable) within thirty (30) days after receiving written notice from the Board of such breach, failure to comply with the Company’s Code of Conduct or other written material policies disclosed to the Executive that causes or is reasonably likely to cause material damage to the Company’s property or reputation, or violation of any law, rule or regulation (collectively, “Law”) relating in any way to the business or activities of the Company or its subsidiaries or affiliates, or other Law that is violated, during the course of the Executive’s performance of services hereunder that results in the Executive’s regulatory suspension or disqualification, including, without limitation, the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a), or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities. In the event the Executive is arrested or charged with a violation of any Law, not including any minor traffic violations, the Company may, in its discretion, place the Executive on leave without pay until dismissal or resolution of the pending charge, at which time the provisions of this Section 5.3(a) will apply, if applicable. If the matter is resolved to the Company’s satisfaction, the Company will provide the Executive with unpaid base salary for the period during which pay was suspended.
(b)“Change in Control” shall have the meaning set forth in the RSL Equity Plan.
(c)“Disability” shall mean the Executive’s inability to perform his duties and responsibilities hereunder, with reasonable accommodation, due to any physical or mental illness or incapacity, which condition has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period.
(d)“Good Reason” shall mean, without the Executive’s written consent: there is a material reduction in the Executive’s Base Salary or Target Annual Bonus opportunity; provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive officer team compensation, such reduction shall not constitute Good Reason provided that it is a reduction of a proportionally like amount or percentage affecting the entire executive team, there is a material reduction in the Executive’s responsibility, duties or authority; there is a material

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breach of this Agreement by the Company or any of its affiliates; a change in the geographic location of the Executive’s primary location of employment such that (I) the Executive is required to relocate his then current principal residence by more than [***] from its then current location or (II) the commuting distance from the Executive’s then current principal residence to the Company-provided office described in Section 1.3 hereof becomes more than [***]; or the Company becomes insolvent; provided however, that in each case of clauses (i) through (v), the Executive provides the Company with written notice of the acts or omission constituting the grounds for Good Reason within thirty (30) days of the Executive’s actual knowledge of the initial existence of the grounds for Good Reason and an opportunity for the Company to cure the conditions giving rise to such Good Reason, which shall end thirty (30) days following the date of notice from the Executive unless these time frames are modified by mutual agreement of the parties. For the avoidance of doubt, in order for such termination to constitute Good Reason, the Executive must terminate his employment for Good Reason upon expiration of such 30-day cure period.
(e)“Release Date” shall mean the date that is fifty-five (55) days following the date of the Executive’s termination.
5.4Effect of Termination. The Executive agrees that should his employment be terminated for any reason, he shall be deemed to have resigned from any and all positions with the Company, including, but not limited to, his position on the Board and all Vant Boards, as applicable.
5.5Section 409A Compliance.
(a)It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (“Section 409A”) provided under Treasury Regulations Sections 1.409A-l(b)(4), and 1.409A-l(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section l.409A-2(b)(2)(iii)), the Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. Notwithstanding any provision to the contrary in this Agreement, if the Executive is at the time of a separation from service a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any payments or benefits that the Executive becomes entitled to under this Agreement on account of such separation from service are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such

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payments shall not be provided prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of the Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such period, all payments deferred pursuant to this paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred.
(b)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any compensation under this Agreement constitutes deferred compensation subject to Section 409A but does not satisfy an exemption from, or the conditions of, Section 409A. In addition, to the extent required by Section 409A, for any payment required to be made within a certain period of time hereunder, the actual payment date shall be in the sole discretion of the Company and if the payment during such time period can be made in one of two calendar years, the payment shall be made in the second calendar year.
5.6Section 280G.
(a)Subject to the last sentence of this paragraph, if any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive in connection with a Change in Control or other change in control transaction (the “Transaction”) from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code (“Section 280G”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account the value of all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) the Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to the Executive as determined in this paragraph. If more than one

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method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata.
(b)Notwithstanding the foregoing, in the event that no stock of the Company or the Parent, as applicable, is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G) at the time of the Transaction, the Company or Parent, as applicable, shall cause a vote of shareholders to be held to approve the portion of the Transaction Payments that equals or exceeds three times (3x) the Executive’s “base amount” (within the meaning of Section 280G) (the “Excess Parachute Payments”) in accordance with Section 280G, and the Executive shall cooperate with such vote of shareholders, including the execution of any required documentation subjecting the Executive’s entitlement to all Excess Parachute Payments to such shareholder vote.
(c)Unless the Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.
6.ARBITRATION.
Except as otherwise set forth below in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or the Executive’s employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of JAMS, as modified herein (“Rules”). The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment. There shall be one arbitrator who shall

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be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request JAMS to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to JAMS, which shall then select an arbitrator in accordance with the Rules. The place of arbitration shall be New York, New York. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the NDA. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall: (a) have authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all administrative fees of JAMS in excess of $435 (a typical filing fee in court) and the arbitrator’s fees and expenses. Each party shall bear its or his own costs and expenses (including attorney’s fees) in any such arbitration and the arbitrator shall have no power to award costs and attorney’s fees except as provided by statute or by separate written agreement between the parties. In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void leaving the remainder of this arbitration provision in full force and effect. The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as otherwise required by applicable law.
7.GENERAL PROVISIONS.
7.1Representations and Warranties.
(a)The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity. The Executive represents and warrants that the Executive is not subject to any confidentiality, non competition agreement or any other similar type of restriction that could reasonably be interpreted to restrict in any way the Executive’s hiring by the Company and the performance of the Executive’s expected job duties with the Company.

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(b)The Company and its affiliates do not wish to incorporate any unlicensed or unauthorized material, or otherwise use such material in any way in connection with, its and their respective products and services. Therefore, the Executive hereby represents, warrants and covenants that he has not and will not disclose to the Company or its affiliates, use in their business, or cause them to use, any information or material which is a trade secret, or confidential or proprietary information, of a third party, including, but not limited to, any former employer, competitor or client, unless the Company or its affiliates have a right to receive and use such information or material.
(c)The Executive represents and warrants that the Executive is not debarred and has not received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities. The Executive understands and agrees that this Agreement is contingent on the Executive’s submission of satisfactory proof of identity and legal authorization to work in the United States.
7.2Advertising Waiver. While employed by the Company, the Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which the Executive’s name and/or pictures of the Executive appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.
7.3Indemnification. The Executive shall be entitled to indemnification from the Company and each Vant at which he serves on the board of directors in accordance with the Company’s and Vant’s organizational documents. The Company and each Vant shall indemnify the Executive, to the maximum extent permitted by applicable law and its organizational documents, and in the same or better manner and to the same or better extent with respect to each aspect of the indemnification as provided to any other executive of the Company or member of the board of directors of the Vant, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company or any Vant directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or employee of the Company. To the extent the indemnification offered by any Vant in connection with any action, suit or proceeding to which the Executive may be made a party, brought by a shareholder of the Vant or by any third party by reason of any act or omission of the Executive as an officer, director or employee of the Vant, which shall be the primary source of indemnification in such instances, is inadequate in covering the costs, charges and expenses incurred or sustained by Executive, then the Company shall supplement such inadequate Vant indemnification by advancing such amounts or by purchasing excess liability insurance coverage as may be necessary to cover such costs, charges and expenses. Subject in each case to its organizational documents and applicable laws, the Company also (i) shall advance Executive all indemnification amounts in cash without requiring executive to pay for the expense with his own funds and then requesting reimbursement, (ii) in the event of the Company’s bankruptcy, the Company shall indemnify Executive for all of his legal fees and expenses incurred by the Executive in connection with the bankruptcy, and (iii) shall ensure that Executive is covered under

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the Company’s directors and officers’ insurance to the maximum extent permitted by law and shall not allow such coverage to lapse as a result of the Executive’s termination of employment, service or otherwise. The directors and officers’ insurance in place during Executive’s employment and service, including with respect to “run off” coverage applicable to any post-employment period, shall be no less than the coverage offered by similarly situated companies. With respect to each Vant at which Executive serves on the board of directors, the Company shall use best efforts to ensure that such Vant is aware of and complies fully with the provisions of this Section 7.3. The Company’s failure to comply with its obligations to provide adequate coverage to the Executive as provided under this paragraph constitutes a material breach of this Agreement.
7.4Cooperation. During Executive’s employment and thereafter, Executive shall cooperate in good faith with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). The Company will reimburse Executive for any reasonable, out-of-pocket travel, lodging and meal expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 7.4 for which Executive has obtained prior written approval from the Company. This Section 7.4 shall survive the termination of Executive’s employment.
7.5Governing Law. This Agreement shall be governed in accordance with the laws of the State of New York without regard to its conflict of laws principles.
7.6Miscellaneous. This Agreement, along with the NDA and any applicable equity awards that have been or will be granted, constitutes the complete, final and exclusive embodiment of the entire agreement between the Executive and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including, without limitation, under the Prior Agreement. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer or member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both the Executive and the Company, and inure to the benefit of both the Executive and the Company, and to his and its heirs, successors and assigns, except that the duties and responsibilities of the Executive are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any merger, consolidation, or transfer or other disposition of all or substantially all of its assets, and such rights and obligations shall inure to, and be binding upon, any successor to the Company or any successor to all or substantially all of the assets of the Company, which successor shall expressly assume such obligations. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be

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deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

ROIVANT SCIENCES, INC.
By:	/s/ Matthew Gline
Name: Matthew Gline
Title: Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Frank Torti_________________________
Frank Torti

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EXHIBIT A: FORM PSU AWARD AGREEMENT

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EXHIBIT B: RELEASE FORM